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Weyerhaeuser completes sale of Uruguay timberlands and manufacturing business to a consortium led by BTG Pactual’s Timberland Investment Group

SEATTLE, September 1, 2017 - Weyerhaeuser Company (NYSE: WY) today announced the completion of the sale of its timberlands and manufacturing business in Uruguay to a consortium led by BTG Pactual’s Timberland Investment Group (TIG) for $402.5 million in cash. The company expects it will incur minimal taxes in conjunction with the sale.
The transaction includes over 300,000 acres (120,000 hectares) of timberlands in northeastern and north central Uruguay, as well as a plywood and veneer manufacturing facility, a cogeneration facility, and a seedling nursery.
“The TIG consortium is acquiring a unique combination of high-quality timber and manufacturing assets and gaining an exceptional team of highly-skilled employees,” said Doyle R. Simons, president and chief executive officer. “I want to thank the employees of the Uruguay team for continuing to operate safely throughout the strategic review process and for their contributions to Weyerhaeuser over the years.”

About Weyerhaeuser
Weyerhaeuser Company, one of the world's largest private owners of timberlands, began operations in 1900. We own or control nearly 13 million acres of timberlands in the U.S. and manage additional timberlands under long-term licenses in Canada. We manage these timberlands on a sustainable basis in compliance with internationally recognized forestry standards. We are also one of the largest manufacturers of wood products. Our company is a real estate investment trust. In February 2016, we merged with Plum Creek Timber Company, Inc. In 2016, we generated $6.4 billion in net sales and employed approximately 10,400 people who serve customers worldwide. We are listed on the Dow Jones World Sustainability Index. Our common stock trades on the New York Stock Exchange under the symbol WY. Learn more at www.weyerhaeuser.com.

FORWARD LOOKING STATEMENTS
This communication contains statements that are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, with respect to the company's expectations concerning taxation of the transaction.  There is no guarantee that events anticipated by these forward-looking statements will occur. If any of the events occur, there is no guarantee what effect they will have on the company's operations, financial condition or results of operations. The company undertakes no obligation to update these forward-looking statements after the date of this news release.